UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015

CARDIFF INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-49709	84-1044583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 N New River Drive E, Unit 2202

Ft. Lauderdale, FL 33301

(Address of principal executive offices, including zip code)

(844) 628-2100

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 1, 2015, our board of directors appointed Alex H Cunningham to serve as our President/Chief Executive Officer. Cunningham succeds Kathy Roberton who joined Cardiff in May 2014 and led the through restructuring and a series of acquisitions. Roberton will continue to be part of Cardiff as the CEO of one of Cardiff’s new acquisitions.

Cunningham has spent several months actively engaged with Cardiff’s Board, management team and subsidiaries providing vital guidance to continue the success and further developing of Cardiff.

Cunningham, 59, will also join the Cardiff Board of Directors. Cunningham is the Founder and CEO of both FranCnsult, LLC and Profit Management Consulting. As President and CEO, Cunningham’s first priority will be to continue the build-out of Cardiff’s Assets by leveraging Acquisitions and to mobilize Cardiff’s Mission Tuition Cash Back Rewards Program.

Since founding Francnsult in 2007 and Profit Management Consulting in 1996, Cunningham grew these companies into nationally recognized management services firms providing business solutions to over 2000 private or closely held middle market companies and franchises nationally. Combined client revenues exceeded $3 billion annually. The firm's mergers & acquisition division structured and managed business transactions for business owners covering a diverse spectrum of industries. Previously, as President & CFO at Vance Communications, Inc. headquartered in Lexington, KY Cunningham managed 300 employees in 15 states serving client companies as IBM, Seaman’s, Northern Telecom, AT&T, GTE, United Telephone, Erickson, the U.S. Military, and several State Colleges and Universities.

There are no family relationships between Ms. Roberton and any of our directors or executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardiff International, Inc.

By: /s/ Daniel Thompson

Daniel Thompson

Title: Chairman

Dated: May 19, 2014